Exhibit 5.1

December 14, 2023

Green Giant Inc.

6 Xinghan Road, 19th Floor, Hanzhong City

Shaanxi Province, PRC 723000

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to the offer, sale and issuance by you, Green Giant Inc. (formerly known as China HGS Real Estate Inc.), a Florida corporation (the “Company”), of 21,470,585 common units (the “Common Units”), each consisting of one share of common stock, $0.001 par value per share (the “Common Stock”), one Class A common warrant (the “Class A Warrants”) to purchase one share of common stock (the “Class A Warrant Shares”) and one Class B common warrant (the “Class B Warrants”) to purchase one share of common stock (the “Class B Warrant Shares”), 13,529,415 pre-funded units (the “Pre-Funded Units”), each consisting of one pre-funded warrant (the “Pre-Funded Warrants”) to purchase one share of Common Stock (the “Pre-Funded Warrant Shares”), one Class A Warrant, and one Class B Warrant. The Class A Warrant Shares, Class B Warrant Shares and the Pre-Funded Warrant Shares are together “Warrant Shares”. The Warrant Shares, collectively with the Common Stock, Class A Warrant, Class B Warrants and Pre-Funded Warrants, are together the “Securities”) pursuant to that certain Securities Purchase Agreement, dated December 12, 2023 (the “SPA”) by and among the Company and the specific buyers of the Securities signatory thereto (the “Buyers”) and the Prospectus Supplement (“Prospectus Supplement”) relating to the Offering. This opinion letter is being delivered pursuant to Section 2.2(a) of the SPA and Section 8(E) of the Placement Agency Agreement, dated December 12, 2023 (“Letter Agreement”), between the Company and Maxim Group LLC (“Maxim” or the “Placement Agent”), as placement agent.

In arriving at the opinion expressed below, we have examined and relied on the following documents:

1.	The Registration Statement including the prospectus contained therein (the “Prospectus”), and the exhibits thereto;

2.	The article of incorporation of the Company dated March 22, 2001; the articles of amendment to articles of incorporation of the Company, dated April 27, 2006; the articles of amendment to articles of incorporation of the Company, dated October 7, 2009; the articles of amendment to articles of incorporation of the Company, dated August 18, 2020; the articles of amendment to articles of incorporation of the Company, dated March 7, 2022; and the articles of amendment to articles of incorporation of the Company, dated July 6, 2022 (collectively, the “Amended Certificate of Incorporation”);

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3.	The bylaws of the Company (the “Bylaws”);

4.	Resolutions of the Board of Directors of the Company (the “Board”) approving the Offering and the transactions contemplated by the Letter Agreement;

5.	The good standing certificate issued by secretary of the state of Florida, dated December 13, 2023;

6.	The SPA as executed by the Company and the Buyers;

7.	The Class A Warrants;

8.	The Class B Warrants;

9.	The Pre-Funded Warrants;

10.	The Lock-up Agreements as executed by each of the directors, officers and shareholders holding 10% or more of the Company’s Ordinary Shares; and

11.	The Letter Agreement.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers, and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the accuracy and completeness of each document submitted to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Company are actually serving in such capacity, that the representations of officers and employees of the Company are correct as to questions of fact and that each party to the documents we have examined or relied on (other than the Company) has the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, of the execution and delivery by such parties of such documents, and the validity and binding effect thereon on such parties. We have not independently verified any of these assumptions.

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The opinions expressed in this opinion letter are limited to the Florida Business Corporation Act, as currently in effect. We are not opining on, and we assume no responsibility for, the applicability or effect on any of the matters covered herein of: (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any country, municipality, or other political subdivision or local government agency or authority. The opinions set forth below are rendered as of the date of this opinion letter. We assume no obligation to update or supplement such opinions to reflect any change of law or fact that may occur.

Based upon and subject to the foregoing, we are of the opinion that:

1.	With respect to the shares of Common Stock offered under the Prospectus, when (a) the Company has taken all necessary action to authorize and approve the issuance thereof and related matters, and (b) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations have been made in the share register of the Company, in each case in accordance with the Amended Certificate of Incorporation and the Bylaws, either (i) against payment therefor in an amount not less than the par value thereof or such other consideration determined by the Board and permitted under the Florida Business Corporation Act and in the manner contemplated by the Prospectus and/or the applicable prospectus supplement and in accordance with the provisions of the applicable definitive purchase, underwriting or similar agreement, if any, approved by the Company or (ii) upon exercise of any other Security in accordance with the terms of such Security or the instrument governing such Security as approved by the Company, for the consideration approved by the Company (in an amount not less than the par value thereof or such other consideration determined by the Board and permitted under the Florida Business Corporation Act), the shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable;

2.	With respect to the Class A Warrants, Class B Warrants and Pre-Funded Warrants (collectively, the “Warrants”) offered under the Prospectus, when (a) the Company has taken all necessary action to authorize and approve the creation of and the issuance and terms of the Warrants, the terms of the offering thereof and related matters, (b) the Warrants have been duly executed and delivered against payment therefor in accordance with the SPA and in the manner contemplated by the Prospectus and/or the applicable prospectus supplement (assuming the securities issuable upon exercise of the Warrants have been duly authorized and reserved for issuance by all necessary corporate action and in accordance with applicable law), the Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance and injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing; (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and

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3.	With respect to the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), when the respective Warrants are exercised in accordance with the terms thereof, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

We express no opinions regarding (i) the validity or enforceability of any provisions that purport to waive or not give effect to rights or notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws, (iii) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (iv) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (v) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (viii) provisions for exclusivity, election or cumulation of rights or remedies, (ix) provisions authorizing or validating conclusive or discretionary determinations, (x) grants of setoff rights, (xi) the availability of equitable remedies to any person or entity including, but not limited to, specific performance and injunctive relief; (xii) the effect of bankruptcy, reorganization, insolvency, fraudulent conveyance, fraudulent transfer, moratorium and other similar laws or equitable principles affecting creditors’ rights or remedies (whether applied by a court of law or equity), (xiii) the effect of applicable law and court decisions which may hereafter limit or render unenforceable certain rights or remedies of any person or entity and (xiv) the severability, if invalid, of provisions to the foregoing effect.

We hereby consent to the filing of this opinion letter as an exhibit to the Prospectus. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the SEC, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Hunter Taubman Fischer & Li LLC
Hunter Taubman Fischer & Li LLC

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